Exhibit 99.1
News
For Release
August 9, 2007, 1:30 p.m. EDT
GMAC Financial Services Announces Finance
Management Changes
NEW YORK — GMAC Financial Services today announced that GMAC Corporate Controller and Chief Accounting Officer Linda Zukauckas has been named GMAC group vice president of finance. Additionally, David DeBrunner has been elected GMAC vice president, corporate controller and chief accounting officer by the GMAC Board of Directors, effective Sept. 1, succeeding Zukauckas.
In her new role, Zukauckas will continue to have oversight of the corporate controller teams at both GMAC and Residential Capital, LLC (ResCap), GMAC’s real estate finance subsidiary. In addition, her responsibilities will include leading capital planning, global finance transformation initiatives and finance leadership for global functional activities. Zukauckas will also serve as a strategic advisor to GMAC’s Executive Committee.
DeBrunner, 41, will have responsibility for GMAC’s external financial reporting; forecasting, planning and analysis; global accounting policy; treasury accounting; corporate financial systems; and financial reporting controls.
“Over the past eight months, GMAC has continued to transform from a captive finance company to a standalone independent entity. We have been fortunate to have strong, capable leaders such as Linda to serve the company well during a time of challenge and opportunity, and we are pleased that GMAC will continue to benefit from her leadership in this new role,” said Khattri.
“We are also pleased to welcome David to the company. He is a seasoned finance professional having spent seven years as a corporate controller for another large financial institution,” Khattri said. “He brings valuable insight and expertise to GMAC as the new controller and chief accounting officer.”
DeBrunner joins GMAC from Fifth Third Bancorp where he was senior vice president and corporate controller. Prior to that position, he served as the chief financial officer for the commercial division of Fifth Third beginning in 1999. DeBrunner joined Fifth Third in 1992 and held various financial leadership positions throughout the company. Prior to his time at Fifth Third, he held positions at Deloitte and Touche in the Chicago and Cincinnati offices. DeBrunner is a certified public accountant with a bachelor’s of science in accounting from Indiana University.

Zukauckas has served as GMAC vice president and corporate controller since 2004 and as chief accounting officer since 2002. Zukauckas joined GMAC in 2000 as the global head of internal audit for the company. Prior to her tenure at GMAC, she was the director of internal audit for global investment banking activities at Deutsche Bank, based in New York. Zukauckas also spent 13 years with Price Waterhouse in various roles in the firm’s New York-based Financial Services practice. Zukauckas is a certified public accountant with a bachelor’s of business administration in accounting.
About GMAC Financial Services
GMAC Financial Services is a global, diversified financial services company that operates in approximately 40 countries in automotive finance, real estate finance, insurance and other commercial businesses. GMAC was established in 1919 and currently employs about 31,000 people worldwide. At Dec. 31, 2006, GMAC held more than $287 billion in assets and earned net income for 2006 of $2.1 billion on net revenue of $18.2 billion. For more information, go to www.gmacfs.com.
###
Contact:
Gina Proia
GMAC Financial Services
917-369-2364
gina.proia@gmacfs.com